State of Delaware
Secretary of State
Division of Corporations
Delivered 11:20 AM 11/18/2004
FILED 11:20 AM 11/18/2004
SRV 040832617 - 3856340 FILE

CERTIFICATE OF FORMATION

OF

LEP HOLDINGS, LLC

This Certificate of Formation of LEP Holdings, LLC, dated as of November 18, 2004, is being duly executed and filed by Terryl O. Simeina, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.).

FIRST. The name of the limited liability company formed hereby is LEP Holdings, LLC (the "Company").

SECOND. The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

THIRD. The name and address of the registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

Terryl O. Simeina
Authorized Person